Exhibit. 10.33

Agreement Regarding Indemnification of Escrow Agent
Between Oragenics, Inc. and
the University of Florida Research Foundation, Inc.

The Agreement is entered into this seventh day of January, 2003, between Oragneics, Inc. ("Oragenics") and the University of Florida Research Foundation, Inc. ("UFRF").

WHEREAS, Oragenics, UFRF, and Computershare Trust Company of Canada ("CTCC") are parties to that certain Form 5D Escrow Agreement (Value Security) made as of the _____ day of ____________________, 200___ (the "Escrow Agreement"), a copy of which is attached, entered into in connection with an initial public offering of common shares and Series A and Series B warrants of Oragenics;

WHEREAS, the Escrow Agreement requires certain common shares of Oragenics held by UFRF to be deposited with the Escrow Agent and held in escrow under the Escrow Agreement;

WHEREAS, section 8.5(1) of the Escrow Agreement states:

"8.5 Indemnification of Escrow Agreement

(1) The Issuer and each Securityholder hereby jointly and severally agree to indemnify and hold harmless the Escrow Agent, its affiliates, and their current and former directors, officers, employees and agent from and against any and all claims, demands, losses, penalties, costs, expenses, directly or indirectly arising our of, in connection with, or in respect of, this Agreement, except where same result directly and principally from gross negligence, willful misconduct or bad faith on the part of the Escrow Agent. This indemnity survives the release of the escrow securities, the resignation or termination of the Escrow Agreement and the termination of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the adequacy of which is hereby acknowledged, Oragencis and UFRF hereby agree as follows:

1. Oragenics hereby agrees to solely and completely assume and be responsible for the payment of any and all obligations or liability of UFRF which may arise and be attributed to UFRF at any time under section 8.5(1) of the Escrow Agreement, including, but not limited attorneys fees and costs incurred by UFRF in connection with section 8.5(1) of the Escrow Agreement and in connection with enforcing the terms of this Agreement. UFRF shall have no liability, including no joint or several liability, for any obligations arising under section 8.5(1) of the Escrow Agreement.

2. The terms of this Agreement shall survive the release of the escrow securities, the resignation or termination of the Escrow Agreement, and the termination of any agreements related to the Escrow Agreement.

3. All terms used herein which are defined in the Escrow Agreement shall be given the same meaning and interpretation as set forth in the Escrow Agreement.

4. No modification or amendment of this Agreement shall be valid unless set forth in writing and signed by authorized representatives of the parties.

5. This Agreement shall not be assigned by either party without the other party's written consent.

6. This Agreement shall be construed in accordance with the laws of the State of Florida. The parties further agree that venue shall lie in Alachua County, Florida.

7. UFRF hereby waives any and all registration rights UFRF may have pursuant to the Equity Agreement between UFRF and Oragenics dated as of August 4, 1998, provided that this waiver shall apply only to the proposed initial public offering of the Company's common stock contemplated by Oragenics' registration statement on Form SB-2 filed with the Securities and Exchange Commission on October 16, 2002, as thereafter amended.

IN WITNESS WEHREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.

UNIVERSITY OF FLORIDA RESEARCH FOUNDATION, INC.		ORAGENCIS, INC.
BY:	David L. Day	BY:	Mento A. Soponis
Its:	Director, Office of Technology Licensing	Its:	President
Date:	January 9, 2003	Date:	January 3, 2003